Exhibit 99.1

FOR IMMEDIATE RELEASE:

Contact:	Paul W. Taylor	Christopher G. Treece
	Chief Executive Officer & President	E.V.P., Chief Financial Officer & Secretary
	Guaranty Bancorp	Guaranty Bancorp
	1331 Seventeenth Street, Suite 345	1331 Seventeenth Street, Suite 345
	Denver, CO 80202	Denver, CO 80202
	303/293-5563	303/675-1194

Guaranty Bancorp Announces Executive Appointment

Cathy P. Goss named Chief Credit Officer

DENVER, November 22, 2011 — Guaranty Bancorp (Nasdaq: GBNK) today announced that Cathy P. Goss has been promoted to the position of Executive Vice President, Chief Credit Officer for the Company and its wholly-owned bank subsidiary, Guaranty Bank and Trust Company, a Colorado community bank since 1955.

Ms. Goss previously served as the Bank’s Executive Vice President and Manager of Commercial Banking and has been with the Bank since June 2006. Ms. Goss also serves as a director of the Bank.

Ms. Goss has over 26 years of experience in the banking industry. Prior to joining Guaranty Bank and Trust, Ms. Goss worked at U.S. Bank in Denver for 21 years, ending in the capacity of Senior Vice President and Manager for the Commercial Banking team.  Ms. Goss served in a management capacity at U.S. Bank since 1996, including managing the business banking groups in North Denver, Colorado Springs and Pueblo.  Ms. Goss also had two years of formal credit training at the beginning of her banking career.

Ms. Goss earned a bachelor’s degree from Viterbo University in La Crosse, Wisconsin and an MBA from the University of Colorado Denver. She currently serves on the Board of Directors for Encon United, a privately-held manufacturer of pre-stressed concrete products and the Denver Rescue Mission where she currently serves as Secretary and as a member of the Finance Committee.

About Guaranty Bancorp

Guaranty Bancorp is a bank holding company that operates 34 branches in Colorado through a single bank, Guaranty Bank and Trust Company. The bank provides banking and other financial services including real estate, construction, commercial and industrial, energy, consumer and agricultural loans throughout its targeted Colorado markets to consumers and small to medium-sized businesses, including the owners and employees of those businesses. The bank also provides trust services, including personal trust administration, estate settlement, investment management accounts and self-directed IRAs. More information about Guaranty Bancorp can be found at www.gbnk.com.

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